EXHIBIT 5.1

FRANK J. HARITON, ATTORNEY AT LAW

1065 Dobbs Ferry Road, White Plains, New York 10607

TEL (914) 674-4373

FAX (914) 693-2963

September 20, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Oro Volcanico, Inc. - Registration Statement on Form SB-2
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Gentlemen:

I have been requested byOro Volcanico, Inc., a Delaware corporation (the "Company"), to furnish you with my opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 1,116,320148,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share, offered on behalf of the certain selling stockholders.

In connection with this opinion, I have examined the Registration Statement and the Company's Certificate of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Registration Statement and in the prospectus included in the Registration Statement. I confirm that the information set forth therein as to me is correct.

Very truly yours,

/s/ FRANK J. HARITON

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Frank J. Hariton